                                                                   Exhibit 10.17

                          AMERICAN MICROSYSTEMS, INC.

             2000 CHANGE IN CONTROL EMPLOYEE SEVERANCE BENEFIT PLAN


SECTION 1.   PURPOSE.

     The American Microsystems, Inc. 2000 Change in Control Employee Severance Benefit Plan (the "Plan") is designed to provide separation pay and benefits to Eligible Employees (as defined herein) of AMI Spinco, Inc., a Delaware corporation doing business as "American Microsystems, Inc." (the "Company"), pursuant to the terms and conditions set forth in this Plan. This document shall serve as both a plan document and summary plan description for purposes of Title I of ERISA.

SECTION 2.   EFFECTIVE DATE.

     Any and all of the Company's plans, programs, policies and practices regarding severance benefits or similar payments upon employment termination or position elimination with respect to the Eligible Employees either adopted or executed prior to the effective date of this plan, and any and all written employment or individual separation agreements with the Company that provide severance benefits with respect to the Eligible Employees either adopted or executed prior to the effective date of this Plan and any provision of any other written agreement between an Eligible Employee and the Company if such provision provides greater benefits than those provided herein, are hereby superseded by this Plan. This Plan was approved by the Board of Directors of the Company effective July 25, 2000.

SECTION 3.   DEFINITIONS.

     (a) "ACCOUNTANTS" means the Company's independent certified public accountants.

     (b)  "BOARD" means the Board of Directors of the Company.

     (c) "CAUSE" as to any Eligible Employee means that, in the reasonable determination of the Board, such Eligible Employee has: (i) committed an intentional act that materially injures the business of the Company; (ii) willfully refused to follow lawful and reasonable directions of the Board or the appropriate individual to whom such Eligible Employee reports; (iii) willfully neglected such Eligible Employee's duties for the Company which has had a material adverse effect on the Company; (iv) been convicted of a felony involving moral turpitude that is directly related to such Eligible Employee's duties and responsibilities and is either likely to inflict or has inflicted material injury on the business of the Company; or (v) knowingly and willfully violated a material provision of an agreement between such Eligible Employee and the Company. Notwithstanding the foregoing, Cause shall not exist based on the conduct described in clauses (ii), (iii) or (v) unless the conduct described in such clause has not been cured within fifteen (15) days following such Eligible Employee's receipt of written notice from the Company or the Board, as the case may be, specifying the particulars of the conduct constituting Cause. Notwithstanding the foregoing, termination of such Eligible Employee's employment due to death or disability shall not be considered termination for Cause.


                                       1.

     (d)  "CHANGE IN CONTROL" means the occurrence of any of the following:

          (i) the acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended from time to time, and any successor statute (the "Exchange Act")) (other than the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee) of the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities;

          (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company;

          (iii) a merger or consolidation in which the Company is not the surviving corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

          (iv) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, other than a merger which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

     (e)  "CODE" means the Internal Revenue Code of 1986, as amended.

     (f) "COMPANY" means AMI Spinco, Inc., a Delaware corporation doing business as "American Microsystems, Inc.," and any successor.

     (g) "COMPENSATION" means as to any Eligible Employee one twelfth (1/12th) multiplied by the sum of such Eligible Employee's annual base salary (determined as of the date immediately prior to the date of such Eligible Employee's Constructive or Involuntary Termination Without Cause and, if such Eligible Employee receives commissions, including the average monthly commissions to which such Eligible Employee was entitled over the three month period preceding such Eligible Employee's Constructive or Involuntary Termination), plus 100% of such Eligible Employee's target bonus as determined under the Key Managers Incentive Program.

     (h) "CONSTRUCTIVE TERMINATION" as to any Eligible Employee means, without the consent of such Eligible Employee, the occurrence of any of the following events or conditions for reasons other than Cause:


                                       2.

          (i) any reduction by the Company in the annual base salary of such Eligible Employee;

          (ii) any failure to pay such Eligible Employee any compensation or benefits to which such Eligible Employee is entitled within five (5) days of the date due;

          (iii) the failure by the Company to continue in effect (without reduction in benefit level) any material employee benefit or material compensation bonus plan or program for which such Eligible Employee was eligible or in which such Eligible Employee was participating, unless such benefit plan or program is replaced with a benefit plan or program that provides either (a) substantially equivalent compensation or benefits to such Eligible Employee or
(b) compensation and benefits which, in the aggregate, are at least equal (in terms of benefit levels) in all material respects to those provided for under each other material employee benefit plan, program and practice for which such Eligible Employee was eligible or in which such Eligible Employee was participating;

          (iv) any change in such Eligible Employee's status, title, position or material responsibilities (including reporting responsibilities) which represents an adverse change from the Participant's status, title, position or material responsibilities;

          (v) the assignment to such Eligible Employee of any material duties or responsibilities which are substantially inconsistent with such Eligible Employee's status, title, position or material responsibilities;

          (vi) any removal of such Eligible Employee from or failure to reappoint or reelect such Eligible Employee to any title or position;

          (vii) the relocation of such Eligible Employee or the relocation of the Company's principal executive offices if such Eligible Employee's principal office is at such offices to a location more than fifty (50) miles from the location at which such Eligible Employee was performing his or her duties as of the date immediately prior to such relocation, except for required travel on the Company's business to the extent substantially consistent with such Eligible Employee's business travel obligations as of the date immediately prior to such change in business travel obligations;

          (viii) a material breach by the Company of any material provision of any plan or agreement between the Company and such Eligible Employee, whether pursuant to this Plan or otherwise, other than a breach which is cured by the Company within fifteen (15) days following notice by such Eligible Employee of such breach; provided, however, that the Company's failure to cure any alleged material breach within such fifteen (15) day notice period shall itself constitute a material breach as set forth herein to which the fifteen (15) day notice and cure period shall not apply and such Eligible Employee shall be immediately entitled to the severance benefits provided herein; and

          (ix) any failure by the Company to obtain the assumption of, or any failure by any Successor to assume, this Plan.


                                       3.

     (i) "ELIGIBLE EMPLOYEE" means those employees identified on Schedule A attached hereto, and as amended from time to time with the approval of the Board.

     (j) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     (k) "INVOLUNTARY TERMINATION WITHOUT CAUSE" as to any Eligible Employee means such Eligible Employee's dismissal or discharge by the Company for a reason other than for Cause. The termination of such Eligible Employee's employment will not be deemed to be an "Involuntary Termination Without Cause" if such termination occurs as a result of such Eligible Employee's death or disability.

     (l) "PARTICIPANT" means an Eligible Employee who has fulfilled the requirements of Section 4.

     (m) "PLAN" means the American Microsystems, Inc. 2000 Change in Control Employee Severance Benefit Plan as set forth in this document, as amended from time to time.

     (n) "SEVERANCE COMMITTEE" means the Committee of the Board (and any delegatee(s) of such Committee) established as of the effective date of this Plan to administer this Plan in accordance with its terms.

     (o) "SUCCESSOR" means any surviving entity existing after, or resulting from, a Change in Control and any other person or entity who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company.

SECTION 4.   ELIGIBILITY AND PARTICIPATION.

     Any Eligible Employee shall become a Participant in the Plan if each Eligible Employee's employment with the Company terminates due to either an Involuntary Termination Without Cause or a Constructive Termination, in either case at any time during the period beginning ninety (90) days before and ending twelve (12) months following the effective date of a Change in Control.

SECTION 5.   BENEFITS.

     (a) SALARY CONTINUATION. Each Participant shall receive a lump sum payment in an amount equal to the product of his or her Compensation multiplied by the number of months to which he is entitled to such Compensation continuance as set forth in Schedule A attached hereto, to be paid as soon as practicable, but in no event later than ten (10) days following the date of the Participant's Involuntary Termination Without Cause or Constructive Termination.

     (b) HEALTH BENEFITS. The Company shall make the applicable health insurance premium payment for the Participant and the Participant's dependent(s), pursuant to COBRA or otherwise, through the end of the last month for which the Participant receives Compensation continuance as set forth in Schedule A attached hereto.


                                       4.

     (c) RESTRICTED STOCK / STOCK OPTION VESTING. The vesting of each option to purchase shares of the Company's stock (the "Option") and any restricted stock subject to a right of repurchase on behalf of the Company held by a Participant which has not expired as of the date of the Participant's Involuntary Termination Without Cause or Constructive Termination shall be accelerated in full and the terms of each such Option and/or stock purchase agreement, as applicable, shall be amended to reflect the vesting provisions set forth in this Subsection 5(c).

     (d) FUTURE OPTION GRANTS. To the extent that, on or before the effective date of this plan, a Participant first became contractually entitled to the grant of any option(s) to purchase shares of the Company's stock based upon a grant date which has not yet occurred but which is contingent upon achievement of a specified milestone (for example, being actively employed on the Participant's employment anniversary date) (the "Future Option"), the grant of any and all such Future Options shall be accelerated such that the grant(s) shall occur immediately (with the exercise price applicable to such grants being equal to the fair market value per share as of the date such Eligible Employee becomes a Participant as determined in good faith by the Board) and such Future Options shall be fully vested upon grant and the terms of such Future Option(s) shall reflect the provisions set forth in this Subsection 5(d).

     (e) 401(k) FORFEITURES. Each Participant shall receive a lump sum payment in an amount equal to the Participant's unvested account balance in any 401(k), profit sharing, or comparable plan maintained by the Company that such Participant shall forfeit as a result of such Participant's Constructive Termination or Involuntary Termination Without Cause which results in the Eligible Employee's separation of employment with the Company, to be paid as soon as practicable, but in no event later than ten (10) days following the Participant's termination of employment.

     (f) MAXIMUM POTENTIAL TARGET BONUS. Notwithstanding any requirement under the Key Managers Incentive Program that an Eligible Employee be employed by the Company as of the date on which target bonuses are paid under such incentive program, each Participant shall receive the maximum potential target bonus as determined under the Key Managers Incentive Program that the Participant would have received if the Participant and the Company had continued to perform at the level at which the Participant and the Company were performing as of the date immediately prior to the Participant's Constructive Termination or Involuntary Termination Without Cause and if the Participant had been employed on the date such target bonus was paid. Such bonus payment shall be a lump sum payment to be paid as soon as practicable, but in no event later than ten (10) days following the date of the Participant's Involuntary Termination Without Cause or Constructive Termination.

     (g) NO DUPLICATION OF BENEFITS. To the extent that an Eligible Employee becomes a Participant pursuant to Section 4 herein and receives benefits in accordance with this Section 5 herein, such Participant shall not be entitled to receive any benefits under this Plan which are in any way duplicative of those previously received under this Plan.

SECTION 6.   ADMINISTRATION AND OPERATION OF THE PLAN.

     (a) PLAN SPONSOR AND ADMINISTRATOR. The Company is the "Plan Sponsor" and the "Plan Administrator" of the Plan (as such terms are defined in ERISA) and shall have


                                       5.

responsibility for complying with any reporting and disclosure rules applicable to the Plan under ERISA; provided, however, that in all other respects, except as provided herein, the Plan shall be administered and operated by the Severance Committee and its delegatee(s). The Severance Committee is empowered to construe and interpret the provisions of the Plan and to decide all questions of eligibility for benefits under this Plan and shall make such determinations in its sole and absolute discretion which shall be conclusive and binding upon all persons. The Severance Committee may at any time delegate to any other named person or body, or reassume therefrom, any of its fiduciary responsibilities or administrative duties with respect to this Plan.

     (b) The members of the Severance Committee shall be the named fiduciaries with respect to this Plan for purposes of Section 402 of ERISA.

     (c) The Severance Committee may contract with one or more persons including, but without limitation, actuaries, attorneys, accountants and consultants to render advice with regard to any responsibility it has under the Plan.

     (d) Subject to the limitations of this Plan, the Severance Committee shall from time to time establish such rules for the administration of this Plan as it may deem desirable.

     (e) The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless the members of the Severance Committee and each other fiduciary with respect to this Plan for liabilities or expenses they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such fiduciary's gross negligence or willful misconduct. A fiduciary shall not be responsible for any breach of responsibility of any other fiduciary except to the extent provided in Section 405 of ERISA.


SECTION 7.     CLAIMS, INQUIRIES AND APPEALS.

     (a) APPLICATIONS FOR BENEFITS AND INQUIRIES. No application for benefits is required under this Plan and payment of benefits shall be in accordance with Sections 4 and 5 herein. If an Eligible Employee or any other individual (collectively "claimant") believes that benefits under this Plan are being wrongfully denied, that the Plan is not being operated in accordance with its terms, or that the claimants legal rights are being violated with respect to the Plan, the claimant must file a formal claim in writing within one (1) year of the date upon which the claimant knew or should have known the facts upon which the claim is based. Any claim for benefits under this Plan shall be in writing, signed and submitted to: Severance Committee, American Microsystems, Inc., 16644 West Bernardo Drive, Suite 301, San Diego, California 92127.

     (b) DENIAL OF CLAIMS. If any benefits are denied in whole or in part, the Severance Committee must notify the claimant, in writing, of such denial, and of the claimant's right to review of the denial. The written notice of denial will be set forth in a manner designed to be understood by the claimant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Severance Committee needs to complete the review and an explanation of the Plan's review procedure. This written notice will be provided to the claimant within thirty (30) days



                                       6.

after the first date as of which any benefits would otherwise have been paid or payable under Section 5. If such written notice of denial is not furnished within such thirty (30) day period, such benefits may not be denied. The claimant may appeal any denial in accordance with the review procedure described below.

     (c) REQUEST FOR REVIEW. The claimant (or the claimant's authorized representative) may appeal a denied benefit by submitting a written request for a review to: Severance Committee, American Microsystems, Inc., 16644 West Bernardo Drive, Suite 301, San Diego, California 92127.

          (i) Any appeal must be submitted within sixty (60) days after receipt of notice of denial. The Severance Committee will give the claimant (or the claimant's representative) an opportunity to review pertinent documents in preparing a request for a review.

          (ii) A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the claimant or the claimant's representative feel are pertinent. The Severance Committee may require the claimant or the claimant's representative to submit additional facts, documents or other material as it may reasonably find necessary or appropriate in making its review.

          (iii) If the claimant wishes to submit additional information in connection with an appeal from the denial of benefits, the claimant may be required to do so at the claimant's own expense.

     (d) DECISION ON REVIEW. The Severance Committee will act on each request for review within thirty (30) days after receipt of the request. The Severance Committee will give written notice of its decision to the applicant. In the event that the Severance Committee confirms the denial of benefits in whole or in part, the notice will outline the specific Plan provisions upon which the decision is based. If written notice of the Severance Committee's decision is not given within the thirty (30) day period prescribed in this Subsection 7(d), the denial of the benefits will be deemed reversed, and such benefits shall be paid within ten (10) days of such deemed reversal.

     (e) PAYMENT OF INTEREST. In the event that the Severance Committee (or its delegatee(s)) reverses the denial of any benefits, the claimant shall receive, in addition to the benefits to which he or she is entitled pursuant to Sections 4 and 5 herein, interest in an amount equal to eight (8%) per annum compounded monthly from the date of the Participant's Constructive Termination or Involuntary Termination Without Cause to the date on which such benefits are paid.

     (f) EXHAUSTION OF REMEDIES. No legal action for benefits under the Plan may be brought until (i) notification of the denial of such benefits by the Severance Committee is received or such benefits have not been paid within the thirty (30) day period specified in Section 7(b), (ii) a written request for review of the denial has been submitted in accordance with the appeal procedure described above and (iii) the person appealing the denial has been notified in writing that the Severance Committee has denied the appeal or such benefits have not been paid in accordance with Section 7(d) within ten (10) days of any such deemed reversal.




                                       7.

SECTION 8. BASIS OF PAYMENTS TO AND FROM THE PLAN.

     All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded and benefits hereunder shall be paid only from the general assets of the Company.

SECTION 9. PARACHUTE PAYMENTS.

     In the event that the benefits provided in Section 5 herein and benefits otherwise payable to a Participant (i) constitute "parachute payments" within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this Section would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the "Excise Tax"), then such Participant's benefits hereunder shall be either

          (i)  provided to such Participant in full, or

          (ii) provided to such Participant as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by such Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and such Participant otherwise agree in writing, any determination required under this Section 9 shall be made in writing in good faith by the Accountants. In the event of a reduction of benefits hereunder, the Participant shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this
Section 9.

     If, notwithstanding any reductions described in this Section 9, the IRS determines that the Participant is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then the Participant shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Participant challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the "Repayment Amount." The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Participant's net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in the Participant's net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Participant shall pay the Excise Tax.

                                    8.

     Notwithstanding any other provision of this Section 9, if (i) there is a reduction in the payment of benefits as described in this Section 9, (ii) the IRS later determines that the Participant is liable for the Excise Tax, the payment of which would result in the maximization of the Participant's net after-tax proceeds (calculated as if the Participant's benefits had not previously been reduced), and (iii) the Participant pays the Excise Tax, then the Company shall pay to the Participant those benefits which were reduced pursuant to this Section 9 contemporaneously or as soon as administratively possible after the Participant pays the Excise Tax so that the Participant's net after-tax proceeds with respect to the payment of benefits is maximized.

     If the Participant either (i) brings any action to enforce rights pursuant to this Section 9, or (ii) defend any legal challenge to his or her rights hereunder, the Participant shall be entitled to recover attorneys' fees and costs incurred in connection with such action, regardless of the outcome of such action; provided, however, that in the event such action is commenced by the Participant, the court finds the claim was brought in good faith.

SECTION 10. AMENDMENT AND TERMINATION.

     The Company reserves the right to amend or terminate this Plan at any time; provided, however, that this Plan may not be amended or terminated at any time on or before July 25, 2001, without the prior written consent of each Eligible Employee, and provided further, that the Plan may not be amended or terminated within twelve months following the effective date of any Change in Control that occurs on or before July 25, 2001.

SECTION 11. NON-ALIENATION OF BENEFITS.

     No Plan benefit may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt to do so will be void.

SECTION 12. SUCCESSORS AND ASSIGNS.

     This Plan shall be binding upon the Company and any Successor without regard to whether or not such person actively adopts or formally continues the Plan. Eligible Employees are intended third party beneficiaries of this provision.

SECTION 13. LEGAL CONSTRUCTION.

     This Plan shall be interpreted in accordance with ERISA and, to the extent not preempted by ERISA, with the laws of the State of California. This Plan is intended to be an employee welfare benefit plan, as defined in Section 3(1), Subtitle A of title I of ERISA. The Plan shall be interpreted to effectuate this intent.

SECTION 14. OTHER PLAN INFORMATION.

     PLAN IDENTIFICATION NUMBER: 510

     EMPLOYER IDENTIFICATION NUMBER: 33-0918993


                                       9.

     ENDING OF THE PLAN'S FISCAL YEAR: December 31.

     AGENT FOR THE SERVICE OF LEGAL PROCESS: The Plan's agent for service of legal process is: Alfred Castleman, American Microsystems, Inc., 16644 West Bernardo Drive, Suite 301, San Diego, California 92127.

SECTION 15. STATEMENT OF ERISA RIGHTS AND DUTIES.

     (a) Participants in this Plan (which is a welfare benefit plan sponsored by the Company) are entitled to certain rights and protection under ERISA, including the rights to:

          (i) Examine, without charge, at the Plan Administrator's office and at other specified locations, such as work sites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports;

          (ii) Obtain copies of all Plan documents and Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies; and

          (iii) Receive a summary of the Plan's annual financial report, in the case of a plan which is required to file an annual financial report with the Department of Labor. (Generally, all pension plans and welfare plans with 100 or more participants must file these annual reports.)

     (b) In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries.

     (c) No one, including the Company or any other person, may fire any person or otherwise discriminate against him or her in any way to prevent him or her from obtaining a Plan benefit or exercising rights under ERISA. If a Plan benefit is denied in whole or in part, the claimant must receive a written explanation of the reason for the denial. A claimant has the right to have the Plan Administrator review and reconsider his or her claim.

     (d) Under ERISA, there are steps an employee can take to enforce the above rights. For instance, if an employee requests materials from the Plan Administrator and does not receive them within 30 days, he or she may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay up to $100 a day until the employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an employee has a claim for benefits that is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan's money, or if an employee is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor, or file suit in a federal court. The court will decide who should pay court costs and legal fees. If he or she is successful, the court may order the person sued to pay these costs and fees. If he or she is unsuccessful, the court may order him or her to pay these costs and fees, for example, if it finds the claim is frivolous.

                                      10.

     (e) If an employee has any questions about this statement or about his or her rights under ERISA, he or she should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefit Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

     IN WITNESS HEREOF, this instrument, evidencing the terms of the American Microsystems, Inc. 2000 Change in Control Employee Severance Benefit Plan, is
agreed to and duly executed as of                 , 2000.

                                        AMI SPINCO INC.

                                        By: ___________________________________
                                            Alfred B. Castleman
                                            Chief Financial Officer






              [SIGNATURE PAGE TO EMPLOYEE SEVERANCE BENEFIT PLAN]

                          American Microsystems, Inc.
                     SCHEDULE A FOR SEVERANCE BENEFIT PLAN

                                                            NUMBER OF
          NAME                                               MONTHS
          ----                                               ------
H. GENE PATTERSON                                              24
ALFRED CASTLEMAN                                               24
HAROLD BLOMQUIST                                               18
DANIEL SCHROEDER                                               18
GLENN FRASER                                                   18
RICARDO JIMENEZ                                                18
THOMAS SCHIERS                                                 18
STEPHEN RANSOM                                                  9
ALLAN MORRISON                                                  9
ROBERT KLOSTERBOER                                              9
CHRISTOPHER LAYTON                                              9
THOMAS MILLS                                                    9
JOHN SPICER                                                     9
BRENT JENSEN                                                    9
VINCE HOPKIN                                                    9
JON STONER                                                      9
RANDY JACOBS                                                    9
MICHAEL REILLY                                                  9